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                                                                    EXHIBIT 23.3


CONSENT OF WALLER, CROOK & JONES, P.C.


The Board of Directors
eResource Capital Group, Inc.:

             We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 31, 2000, with respect to the consolidated balance sheets of DM Marketing, Inc. as of June 30, 2000 and 1999, and the related statements of operations and accumulated deficit and the statements of cash flows for the year ended June 30, 2000 and the ten month period ended June 30, 1999, which report appears in the Current Report on Form 8-K/A of eResource Capital Group, Inc., filed with the Securities and Exchange Commission on November 13, 2000. We further consent to the reference to our firm under the heading "Experts" in the prospectus contained in this Registration Statement.



WALKER, CROOK & JONES, P.C.
Atmore, Alabama
March 9, 2001